[Logo] NORTEK

NORTEK, INC., 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903-2360 401-751-1600


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 3, 2001

     The Annual Meeting of Stockholders of Nortek, Inc. (the "Company") will be held at The Westin Crown Center, One Pershing Road, Kansas City, Missouri on Thursday, May 3, 2001 at 11:00 a.m., local time, for the following purposes:

     1. To elect two directors to the Company's Board of Directors for terms expiring at the 2004 Annual Meeting of Stockholders.

     2.  To approve the Company's 2001 Equity and Cash Incentive Plan.

     3. To transact such other business or act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 20, 2001 as the record date of the Annual Meeting to determine the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Company's stock transfer books will not be closed prior to the Annual Meeting.

                                By Order of the Board of Directors,




                                KEVIN W. DONNELLY
                                Secretary

Providence, Rhode Island
March 27, 2001




WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM(S) OF PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. PLEASE REFERENCE THE ELECTRONIC VOTING PROCEDURES DESCRIBED ON PAGE 2 FOR ALTERNATIVE VOTING METHODS.

                                  NORTEK, INC.

                                50 KENNEDY PLAZA
                       PROVIDENCE, RHODE ISLAND 02903-2360

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

     The enclosed proxy materials have been furnished to stockholders in connection with the solicitation by the Board of Directors of Nortek, Inc. (the "Company") of proxies for use at its Annual Meeting of Stockholders to be held on Thursday, May 3, 2001 at The Westin Crown Center, One Pershing Road, Kansas City, Missouri, and at any adjournment or postponement thereof. These proxy materials were first mailed to stockholders on or about March 27, 2001.

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

     A copy of the Company's 2000 Annual Report to Stockholders is being mailed herewith to each stockholder entitled to vote at the meeting.

                         VOTING RIGHTS AND SOLICITATION

     As of March 20, 2001 the Company had outstanding 10,388,621 shares of Common Stock, $1.00 par value (the "Common Stock"), and 536,070 shares of Special Common Stock, $1.00 par value (the "Special Common Stock"). Holders of record at the close of business on March 20, 2001 are entitled to vote at the Annual Meeting or any adjournment thereof. The quorum requirement for holding the Annual Meeting and transacting business is that a majority of the outstanding shares of Common Stock and Special Common Stock be present in person or represented by proxy and entitled to vote. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Holders of shares of Common Stock are entitled to one vote for each share, and holders of shares of Special Common Stock are entitled to ten votes per share. With respect to the election of directors, holders of Common Stock shall be entitled to elect one director, and the holders of Special Common Stock shall have no voting rights with respect to the election of such director. The holders of Common Stock and Special Common Stock, voting as a single class, shall be entitled to elect the remaining director to be elected. A plurality of votes properly cast by the appropriate class of stockholders will elect the directors. Approval of the 2001 Equity and Cash Incentive Plan will require the affirmative vote of a majority of the total votes of the outstanding shares of Common Stock and Special Common Stock, voting as a single class, represented and entitled to vote at the Annual Meeting. Abstentions from voting and broker nonvotes will not count in the voting results for directors and thus will have no effect on the outcome of the election of the directors. Abstentions from voting on the 2001 Equity and Cash Incentive Plan will count in the voting results and thus are the equivalent of votes against the item while broker nonvotes will not count and thus will have no effect on the outcome. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

PROXIES

     Whether or not you are able to attend the Annual Meeting, you are urged to vote your proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. It is the intention of the persons named as proxies to vote shares of Common Stock and Special Common Stock represented by duly executed proxies for the election of the nominees for director selected by the Board of Directors and for the 2001 Equity and Cash Incentive Plan unless authority to do so has been withheld or a contrary specification has been made. If any other business is properly brought before the Annual Meeting and on all matters incidental to the conduct of the Annual Meeting, the proxies will be voted in accordance with the discretion of the persons named as proxies. You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices so it is received before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting, requesting return of the proxy and voting in person. Proxies will be tabulated by the Company's transfer agent, EquiServe.

ELECTRONIC VOTING PROCEDURES

     Stockholders whose shares are registered directly with EquiServe may vote either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card(s). The Internet and telephone voting procedures are designed to authenticate the stockholder's identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

     If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the proxy card in the self-addressed postage paid envelope provided.

SOLICITATION OF PROXIES

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy cards and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company has retained D.F. King & Co., Inc., New York, New York to act as a proxy solicitor in conjunction with the Annual Meeting and has agreed to pay $8,500, plus reasonable out-of-pocket expenses, to D.F. King for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The By-laws of the Company provide that the Board of Directors shall consist of not less than three directors and that the number of directors at any time shall be the number of directors fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at five which is the current number of directors. The Board of Directors is divided into three classes, with each class to hold office for a term of three years. At the Annual Meeting, two directors are to be elected for a term of three years expiring at the 2004 Annual Meeting and until their respective successors are elected and qualified. Holders of Common Stock, voting separately as a class, are entitled to elect 25% or the next highest whole number of directors to be elected at the Annual Meeting, which in this case constitutes one director. Richard L. Bready has been nominated to be elected by the holders of Common Stock and Special Common Stock, voting as a single class, for a term of three years expiring at the 2004 Annual Meeting. Phillip L. Cohen has been nominated to be elected by the holders of Common Stock voting separately as a class for a term of three years expiring at the 2004 Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

     Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the election of the nominees for directors.

     The nominees have agreed to serve as directors, if elected. If, at the time of the Annual Meeting, the nominees are unwilling or unable to serve (which is not currently anticipated), the Board may fix the number of directors at less than five, or the persons named as proxies may nominate and may vote for another person(s) in their discretion. The By-laws require nominations of directors, other than by the Board of Directors, to be submitted to the Company's Chief Executive Officer or Secretary at least 30 days before the Annual Meeting and be accompanied by a petition signed by at least 100 stockholders of record, holding in the aggregate at least 1% of the capital stock entitled to vote, and by certain other information.

     Presented below is information regarding the nominees for director as well as those directors continuing in office.

NOMINEES FOR THE BOARD OF DIRECTORS


TERM EXPIRING AT THE                                                                          DIRECTOR
2004 ANNUAL MEETING                        PRINCIPAL OCCUPATION                       AGE      SINCE
-------------------                        --------------------                       ---     --------


Richard L. Bready................     Chairman, President and  Chief Executive        56       1976
                                      Officer of the Company
Phillip L. Cohen.................     Financial Consultant; Certified Public          69       1996
                                      Accountant

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE


TERM EXPIRING AT THE                                                                          DIRECTOR
2002 ANNUAL MEETING                        PRINCIPAL OCCUPATION                       AGE      SINCE
-------------------                        --------------------                       ---     --------
J. Peter Lyons...................     Chairman  of The Lyons  Companies (consulting   66       1991
                                      service for employee insurance benefits)

William I. Kelly.................     Director of Human Resources,  American Express  57       1996
                                      Tax and Business Services, Boston Region (tax
                                      and consulting services)

TERM EXPIRING AT THE                                                                          DIRECTOR
2003 ANNUAL MEETING                        PRINCIPAL OCCUPATION                       AGE      SINCE
-------------------                        --------------------                       ---     --------


Richard J. Harris................     Vice President and Treasurer of the Company     64       1984

     Mr. Bready has been Chairman, President and Chief Executive Officer of the Company for more than the past five years. Mr. Cohen was a partner with an international public accounting firm from 1965 until his retirement in June 1994 and has been a financial consultant since that date. He is a director and Treasurer of the Greater Boston

Convention and Visitors Bureau and a director of Bike Athletic Company, Kaymaier Associates, Inc. and Unifirst Corporation. Mr. Lyons, for more than the past five years, has been Chairman of The Lyons Companies which has designed benefit plans and provides insurance services to the Company. Mr. Kelly has been Director of Human Resources for the Boston Region of American Express Tax and Business Services, a provider of tax and consulting services affiliated with American Express Company, since January 2000 and was previously Director of the Graduate School of Professional Accounting of Northeastern University for more than five years until August 1999. He is a director of Scituate Federal Savings Bank in Scituate, Massachusetts. Mr. Harris has been employed by the Company in his present capacities for more than the past five years.

BOARD OF DIRECTORS AND COMMITTEE ORGANIZATION

     The Board of Directors held four meetings during 2000. Each director attended at least 75% of the meetings and of the meetings of the committees of the Board on which he served. The Board of Directors has a standing Audit Committee, consisting of Messrs. Kelly (Chairman of the committee) and Cohen. The duties of the Audit Committee consist of reviewing with the Company's independent auditors and the Company's management the scope and results of the annual audit, the scope of other services provided by the Company's auditors, proposed changes in the Company's financial and accounting standards and principles, the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and making recommendations to the Board of Directors on the engagement of the independent auditors. During 2000 the Audit Committee held five meetings. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement. The Stock Option Committee of the Board, consisting of Messrs. Cohen (Chairman of the committee) and Kelly, which is authorized to administer the Company's stock option plans, held four meetings in 2000. The Compensation Committee, comprised of Messrs. Kelly (Chairman of the committee) and Cohen, has authority to implement changes in the compensation arrangements with the Chief Executive Officer and recommend changes in compensation arrangements for certain other executive officers. It held five meetings during 2000. The Board of Directors does not have a standing nominating committee.

DIRECTOR COMPENSATION

     For their services to the Company as directors, directors who are not officers or employees of the Company or its subsidiaries receive directors fees from the Company. The fees currently paid to such directors are $2,000 per month and $1,000 per meeting ($500 if a director participates by telephone). In addition, members of committees of the Board of Directors receive $1,000 per committee meeting ($500 if held in conjunction with a Board meeting or if a member participates by telephone). Committee chairmen receive an additional $2,000 per year.

     In addition, pursuant to the Company's 2000 Stock Option Plan for Directors, each nonemployee director is automatically granted so-called "formula" options to purchase 200 shares of Common Stock on the day of the adjournment of each Annual Meeting of Stockholders. Such a formula option grant was made after the 2000 Annual Meeting of Stockholders and another such grant will be made after this year's Annual Meeting. These formula options are granted at their fair market value on the date of grant and vest in two equal installments on each of the first and second anniversaries of the grant date. In 2000, pursuant to the discretionary option grant provisions of the 2000 Stock Option Plan for Directors, each nonemployee director also received options to purchase 2,500 shares of Common Stock at a price equal to the fair market value on the date of grant. These options were granted on February 3, 2000. These options were 50% vested immediately, with 100% vesting on February 3, 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of equity securities of the Company by the Company's directors, by its executive officers named in the Summary Compensation Table, by its directors and executive officers as a group, and by those known by the Company to own beneficially more than 5% of its Common Stock or Special

Common Stock, all as of March 20, 2001, except for the number of shares held by Gabelli Funds, Inc., Neuberger Berman, LLC and Dimensional Fund Advisors Inc., as to which the dates are July 25, 2000, December 29, 2000 and December 31, 2000, respectively.


                                                       COMMON STOCK                    SPECIAL COMMON STOCK
                                                ---------------------------        ---------------------------
                                                AMOUNT AND                          AMOUNT AND
                                                 NATURE OF                           NATURE OF
                                                BENEFICIAL          PERCENT         BENEFICIAL        PERCENT
NAME(1)                                        OWNERSHIP (2)       OF CLASS        OWNERSHIP (2)      OF CLASS
-------                                        -------------       --------        -------------      --------

Richard L. Bready (3)...................           644,950            6.2            1,618,294          93.3
Phillip L. Cohen........................            10,400             *                    --            --
Kevin W. Donnelly.......................            38,081             *                    10            *
Almon C. Hall...........................            66,566             *                    --            --
Richard J. Harris (3)...................           301,800            2.9               46,263           8.6
William I. Kelly........................            10,400             *                    --            --
J. Peter Lyons..........................            11,420             *                    --            --
Kenneth J. Ortman.......................            20,975             *                    --            --
All directors and executives
   officers as a group (3)(4)...........           867,792            8.4            1,618,304          93.3
Gabelli Funds, LLC
   One Corporate Center
   Rye, NY  10580 (5)...................         1,616,900 (6)       15.6               18,665 (6)       3.5
Neuberger Berman, LLC
   605 Third Avenue
   New York, NY  10158 (7)..............           726,750 (8)        7.0                   --            --
Dimensional Fund Advisors, Inc.
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA  90401 (9)..........           593,516            5.7                   --            --

------------
*  Less than 1%

(1) The address of all such persons unless otherwise stated is c/o Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903-2360. Certain of the shares shown in the table are shares as to which the persons named in the table have the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.

(2) Includes shares subject to exercisable options in the case of Messrs. Bready (150,000 shares of Common Stock and 1,198,849 shares of Special Common Stock), Cohen (10,400 shares of Common Stock), Donnelly (33,581 shares of Common Stock), Hall (49,566 shares of Common Stock), Harris (65,000 shares of Common Stock), Kelly (10,400 shares of Common Stock), Lyons (10,400 shares of Common Stock), and Ortman (7,500 shares of Common Stock).

(3) The Nortek, Inc. Retirement Plan, a qualified defined benefit pension plan, held approximately 8.6% of the outstanding Common Stock of the Company and 2.2% of the outstanding Special Common Stock at March 20, 2001. Under the provisions of the trust agreement governing the plan, the Company may instruct the trustee regarding the acquisition and disposition of plan assets and the voting of securities held by the trust. Accordingly, although the directors and officers disclaim beneficial ownership of such shares, the shares are included in the table as being beneficially owned by Messrs. Bready and Harris and are also included under shares held by directors and executive officers as a group.

(4) Includes 336,847 shares of Common Stock and 1,198,849 shares of Special Common Stock that directors and executive officers as a group have a right to acquire upon the exercise of exercisable options.

(5)  Based upon Schedule 13D/A filed with the Securities and Exchange
     Commission on July 27, 2000 on behalf of Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Performance Partnership L.P., Gabelli Group Capital Partners, Inc., Gabelli Asset Management, Inc., Marc J. Gabelli and Mario J. Gabelli.

(6) Includes 477,000 shares of Common Stock and 9,333 shares of Special Common Stock over which Gabelli Funds, LLC. has sole voting and dispositive power; includes 1,122,900 shares of Common Stock and 9,332 shares of Special Common Stock over which GAMCO Investors, Inc. has sole voting and dispositive power; and includes 17,000 shares of Common Stock over which Gabelli Performance Partnership L.P. has sole voting and dispositive power.

(7) Based upon Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2001.

(8) Includes 479,300 shares beneficially owned by Marvin Schwartz, a principal of Neuberger Berman, LLC, for which Mr. Schwartz filed on Schedule 13D with the Securities and Exchange Commission on March 31, 1997.

(9) Based upon Schedule 13G filed with the Securities and Exchange Commission on February 2, 2001.

     Except as set forth in the above table, the Company knows of no persons who at March 20, 2001, beneficially owned more than 5% of the shares of Common Stock or Special Common Stock of the Company outstanding on that date.

EXECUTIVE COMPENSATION

     The following table sets forth, on an accrual basis, information concerning the compensation for services to the Company and its subsidiaries for 1998, 1999 and 2000 of those persons who were, at December 31, 2000, the Chief Executive Officer and the other four most highly compensated executive officers of the Company.


                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                               -----------
                                                                               SECURITIES
                                                                               UNDERLYING         ALL OTHER
                                             ANNUAL COMPENSATION (1)             OPTIONS       COMPENSATION (2)
                                             -----------------------           -----------     ----------------
NAME AND PRINCIPAL POSITION             YEAR       SALARY          BONUS
---------------------------             ----       ------          -----

Richard L. Bready                       2000      $1,017,348     $4,808,972     350,000           $670,297
  Chairman, President and               1999         990,600      4,976,500     350,000            524,583
  Chief Executive Officer               1998         900,000      2,338,000     225,000            571,153

Almon C. Hall                           2000      $  350,000     $  400,000         ---           $ 26,955
  Vice President, Controller and        1999         325,000        400,000      37,500             16,078
  Chief Accounting Officer              1998         287,500        325,000      10,000              5,257
Richard J. Harris                       2000      $  325,000     $  250,000         ---           $ 24,700
  Vice President                        1999         300,000        250,000      42,500             22,250
  and Treasurer                         1998         262,500        200,000      17,500              5,100
Kenneth J. Ortman (3)                   2000      $  230,000     $  350,000         ---           $ 13,600
  Former Senior Vice President -        1999         220,000        150,000         ---             12,800
  Group Operations                      1998         210,000        125,000       5,000              4,800
Kevin W. Donnelly                       2000      $  225,000     $  175,000         ---           $ 13,600
  Vice President, General               1999         210,000        175,000      20,000             12,800
  Counsel and Secretary                 1998         200,000        150,000       5,000              4,800


------------
(1) The aggregate amount of any compensation in the form of perquisites and other personal benefits paid in each of the years, based on the Company's incremental cost, did not exceed the lesser of 10% of any executive officer's annual salary and bonus or $50,000.

(2) In 2000 for each of Messrs. Bready, Hall and Harris includes premiums paid by the Company for split dollar life insurance pursuant to agreements between each of them and the Company, of which $47,305, $379 and $1,399 represents the term life portion of the premiums and $146,136, $12,976 and $9,701 represents the non-term portion, in each case for Messrs. Bready, Hall and Harris, respectively. Pursuant to each split dollar life insurance agreement, the Company will be reimbursed for premiums that it pays on the split dollar life insurance policies upon, in the case of Messrs. Bready and Hall, the death of the second to die of the executive and his spouse and, in the case of Mr. Harris, the death of his spouse (except that the Company pays premiums on other life insurance policies on Mr. Bready that are subject to split dollar agreements providing that the Company will be reimbursed for premiums upon the earlier of Mr. Bready's termination or death).

     In addition, in 2000 $536 of the amount for Mr. Bready is for premiums paid for additional amounts of term life insurance over the level provided to other salaried employees.

     Also includes loan forgiveness pursuant to Mr. Bready's employment agreement with the Company of $462,720 in 2000.

     Includes $5,100 in matching contributions and $8,500 in profit sharing contributions by the Company in 2000 for each of Messrs. Bready, Hall, Harris, Ortman and Donnelly under the Company's 401(k) Savings Plan, which is a defined contribution retirement plan.

(3) Mr. Ortman retired from his position as Senior Vice President - Group Operations effective January 31, 2001.

STOCK OPTION TABLES

                       OPTION GRANTS IN LAST FISCAL YEAR


     The following table provides information regarding stock options granted to named executive officers in 2000.

                                                  % OF TOTAL
                                  NO. OF SHARES     OPTIONS
                                   UNDERLYING     GRANTED TO
                                     OPTIONS      EMPLOYEES IN     EXERCISE   EXPIRATION      GRANT DATE
NAME                                 GRANTED          2000          PRICE       DATE        PRESENT VALUE(1)
----                                 -------          ----          -----       ----        ----------------

Richard L. Bready................   100,000 (2)       18.2         $21.625      2/2/2010      $   981,000
Richard L. Bready................   250,000 (2)       45.6          21.625      2/2/2010        2,452,500


-----------
(1) This amount is before taxes and based on Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.56%, expected life of 5 years, expected volatility of 40% and dividend yield of 0%.

(2)  Special Common Stock.

     The following table contains information with respect to the value realized (market value less exercise price) of options exercised in 2000 by those executive officers listed in the Summary Compensation Table and the value of their unexercised options at year-end.

         AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

                           AGGREGATED                                                         VALUE OF UNEXERCISED
                             SHARES                             NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                            ACQUIRED                             OPTIONS AT YEAR-END             AT YEAR-END (1)
                            --------                             -------------------             ---------------
NAME                      ON EXERCISE    VALUE REALIZED     EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------    --------------     -----------    -------------   -----------   -------------

Richard L. Bready.......      ---            ---            1,348,849 (2)       ---        $2,865,273(2)       ---
Almon C. Hall...........      ---            ---                49,566         3,334          23,401           ---
Richard J. Harris.......      ---            ---                65,000         5,000          35,044           ---
Kenneth J. Ortman.......      ---            ---                 7,500           ---          11,113           ---
Kevin W. Donnelly.......     1,500         $19,312              31,915         5,332          65,228        $1,505


------------
(1) Calculated by multiplying the relevant number of unexercised options by the difference between the stock price for the Company's Common Stock on December 29, 2000 of $23.69 and the exercise price of the options.

(2) 1,198,849 of these options with a value of $2,865,273 are for Special Common Stock.

PENSION PLAN

     The Company's qualified pension plan (the "Pension Plan") was frozen as of December 31, 1995 and no further increases in benefits may occur as a result of increases in service or compensation. The benefit payable to a participant at normal retirement equals the accrued benefit as of December 31, 1995 and will be payable as a joint and 50% survivor annuity in the case of a married employee and as a single-line annuity in the case of an unmarried employee. The Company adopted, effective January 1, 1996, the Nortek, Inc. Supplemental Executive Retirement Plan, a nonqualified plan. Under this plan, each of the executive officers listed in the Summary Compensation Table will be entitled to receive, at age 65, annual supplemental pension payments equal to a specified percentage of their highest consecutive three-year average W-2 compensation, less the amounts to which they are entitled under the Pension Plan. The specified percentage is sixty percent (60%) for Mr. Bready, fifty percent (50%) for Messrs. Hall and Harris and thirty percent (30%) for Messrs. Ortman and Donnelly. The Supplemental Executive Retirement Plan provides for vesting upon 10 years of service. All of the executive officers have more than 10 years of service for purposes of the plan. With the consent of the Board of Directors, reduced benefits may be received beginning at age 55. The estimated combined annual pension benefits entitled to be paid to the executive officers beginning at age 65 under the Pension Plan and the Supplemental Executive Retirement Plan are as follows: Mr. Bready $4,328,098, Mr. Hall $471,318, Mr. Harris $359,288, Mr. Ortman $128,826 and Mr. Donnelly $114,716.


     The Company provides deferred compensation benefits for Messrs. Bready, Hall and Harris of 180 monthly payments beginning at age 65, although in the Company's discretion, the employee may receive reduced benefits upon retirement as early as age 60. Benefits are subject to forfeiture (except in the case of Mr. Bready) in the event employment terminates for any reason prior to age 60. Benefits are also subject to forfeiture in the event that the employee engages in competitive activity. Annual payments to Messrs. Bready, Hall and Harris, respectively, will, assuming retirement at age 65, be $60,600, $21,996 and $21,996.


REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Board of Directors and its Compensation and Stock Option Committees. The Company's policy with respect to the compensation of executive officers, other than the Chief Executive Officer, is primarily based on the performance of the individual officer along with such other factors as compensation paid by competitors of the Company, geographical factors and terms of employment. The Company uses salary surveys and consultants when considered necessary. Bonuses for executive officers are awarded on a discretionary basis by the Chief Executive Officer based on individual goals derived from the responsibilities of the individual and which are determined, in part, on Company performance and to a greater extent on individual performance. The compensation of Richard L. Bready is governed by the terms of his employment agreement with the Company, which was approved by stockholders at the 1997 Annual Meeting of Stockholders. The terms of Mr. Bready's employment agreement in effect for 2000 are set forth below under "Employment Agreements and Severance Arrangements."

     The executive officers named in the Summary Compensation Table received salary increases in 2000 based on competitive salary analyses and individual performance of job goals and objectives. Bonuses awarded such executive officers for the year reflected the achievement of individual goals, the operating performance of the Company and certain units and other factors.

By the Board of Directors:

           Richard L. Bready                   William I. Kelly

           Phillip L. Cohen                    J. Peter Lyons

           Richard J. Harris

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is authorized to approve changes in the compensation arrangement with the Chief Executive Officer and to recommend changes with respect to certain other executive officers. In structuring compensation for the Chief Executive Officer, the Committee believes it is important that Mr. Bready's compensation include incentives that may qualify for deduction by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"). The Committee may, however, grant compensation that would not be deductible by the Company as a result of the application of Section 162(m).

     In May 2000, the Compensation Committee approved a performance award to Mr. Bready under the Company's 2000 Equity and Cash Incentive Plan. The award provided for a cash payment to Mr. Bready if the Company's consolidated earnings before interest expense, taxes, depreciation and amortization ("EBITDA") during the last nine months of the Company's fiscal year equaled or exceeded certain targets. The award, if any, would range from $900,000 in the event that EBITDA for the nine-month period equaled or exceeded approximately $135 million to $4,000,000 in the event that EBITDA equaled or exceeded approximately $220 million. The award was based upon the Committee's belief that this period would be very challenging for the Company as a result of higher resin prices, softness in the manufactured housing industry, and the potential slowdown of the economy as a whole, among other factors. Mr. Bready earned $2,265,606 pursuant to this award. In addition, during 2000, Mr. Bready earned a $2,543,366 bonus pursuant to his employment agreement with the Company.

By the Compensation Committee:

                  Phillip L. Cohen             William I. Kelly

REPORT OF THE STOCK OPTION COMMITTEE

     With respect to long-term incentive compensation, the Company believes that stock options are an additional incentive for executive officers and other selected key employees of the Company and its subsidiaries and upon whose efforts the Company is largely dependent for the successful conduct of its business. The award of stock options will encourage such persons to improve operations and increase profits and to accept employment with or remain in the employ of the Company or its subsidiaries. The Company's stock option plans are administered by the Stock Option Committee of the Board. In 2000, the Committee awarded options to Mr. Bready for 350,000 shares of Special Common Stock. In making the awards, the Committee considered his performance as the Company's Chief Executive Officer, his compensation arrangements including his employment agreement, the number and terms of outstanding options and information with respect to options as a component of chief executive officer compensation which align the goals of the stockholders with those of the executive. No stock options were awarded to any other executive officer.

By the Stock Option Committee:

                  Phillip L. Cohen             William I. Kelly

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

     The Company does not regularly enter into employment agreements with its executive officers, other than its Chief Executive Officer. Mr. Bready's employment agreement with the Company (as amended, the "1998 Employment Agreement") was approved by stockholders at the 1997 Annual Meeting and became effective January 1, 1998. The 1998 Employment Agreement provides for the employment of Mr. Bready as Chairman and Chief Executive Officer until January 1, 2003 and provides that the term of his employment will be extended for an additional year at the end of each year during the term of his employment. His basic annual salary will be not less than

$975,000 with adjustments based upon increases in the cost of living. Mr. Bready's 2000 salary was $1,017,348. The 1998 Employment Agreement provides for incentive compensation of 1% of the Company's earnings before taxes up to $10,000,000, 2% of earnings from $10,000,000 to $15,000,000, 3% of earnings from
$15,000,000 to $20,000,000 and 4% of the excess over $20,000,000, subject to a maximum of 2 1/2 times base salary.

     In addition, the Company made a loan in 1997 to Mr. Bready in the amount of $3,000,000, repayable annually in installments of principal of $300,000 and accrued interest. Interest accrues daily on the loan at the applicable federal long-term rate (determined in accordance with Section 1274 of the Code) in effect on each day the loan is outstanding. In accordance with the 1998 Employment Agreement, as a result of the Company's operating earnings in 2000 being in excess of $35,000,000, on January 3, 2001 the Company forgave $440,396, consisting of the principal installment due on such date and accrued interest. Installments will also be forgiven if Mr. Bready is terminated without cause, if he resigns for good reason, or dies or is disabled during the term of the agreement. As of March 20, 2001, the outstanding principal balance of the loan was $1,800,000 and there was accrued interest of $26,797.

     Mr. Bready is eligible to participate in any deferred compensation, supplemental executive retirement, pension or other benefit plan in which executive personnel of the Company are eligible to participate and is eligible for discretionary bonuses. In addition, Mr. Bready is entitled to receive all other benefits or participate in any employee benefit plans generally available to executive personnel of the Company.

     The 1998 Employment Agreement may be voluntarily terminated at any time by Mr. Bready. In the case of such a voluntary termination, Mr. Bready may not compete with the Company for a period of five years from the date of such termination (the "Noncompete Period"). Mr. Bready's agreement not to compete with the Company during the Noncompete Period is limited to prohibiting Mr. Bready from owning a greater than 5% equity interest in, serving as a director, officer, employee or partner of, or being a consultant to or co-venturer with any business enterprise or activity that competes in North America with any line of business conducted by the Company or any of its subsidiaries at the termination of the employment period and which accounts for more than 5% of the Company's gross revenues. During the Noncompete Period, Mr. Bready will be prohibited, among other things, from hiring or attempting to hire any person employed by the Company or any of its subsidiaries during the 24 month period prior to the termination of the employment period. In consideration of Mr. Bready's agreement not to compete for such period, the Company will pay Mr. Bready a fee at the annual rate of (i) 60% of his basic salary at the date of such termination, plus (ii) 60% of the greater of (a) the average of his incentive compensation earned for the preceding three calendar years or (b) the incentive compensation that would have been payable to Mr. Bready for the year in which the Noncompete Period begins if the employment period had not terminated. In the event of a change of control during the period beginning 12 months prior to the commencement of the Noncompete Period or at any time during the Noncompete Period, Mr. Bready may elect to be paid in cash an amount equal to the balance of the fee payable if the Noncompete Period had continued for its maximum five-year term, with incentive compensation for the purpose of such payment to be calculated on the basis of the average of incentive compensation earned for the preceding three calendar years.

     The Company may terminate Mr. Bready at any time, but if termination is other than for "cause" (as defined in the 1998 Employment Agreement), or if Mr. Bready terminates the 1998 Employment Agreement for "good reason" (as defined in the 1998 Employment Agreement), the Company will be obligated to pay Mr. Bready, for a period of five years, an amount for each year equal to (i) 70% of his basic salary as of the date of such termination, plus (ii) 70% of the greater of
(a) the average of his incentive compensation earned for the preceding three calendar years or (b) incentive compensation that would have been payable to Mr. Bready for the year in which termination occurs if the employment period had not terminated. If a "change of control" (as defined in the 1998 Employment Agreement) occurs within the 24 months preceding such a termination of the employment period or during the 12 months following such a termination of the employment period, Mr. Bready may elect to be paid in cash an amount equal to the balance of severance pay, with incentive compensation for the purpose of such payment to be calculated on the basis of the average of the incentive compensation for the preceding three calendar years. In the event of such a termination of the employment period, Mr. Bready will continue for a period of 60 months after termination of the employment period to be covered at the expense of the Company by the same or equivalent hospital, medical, accident, disability and life insurance coverages as he was covered immediately prior to termination of the employment period.

     If Mr. Bready becomes disabled or dies during the employment period or the Noncompete Period, his estate or designated beneficiary will be entitled to receive from the Company: (i) in the case of such a termination of the employment period, for a period of five years, an amount equal to 60% of the basic salary as of the date of his death, plus 60% of the greater of (a) the average of the incentive compensation earned for the preceding three calendar years or (b) the incentive compensation that would have been payable to Mr. Bready if the employment period had not terminated, or (ii) in the case of such a termination of the Noncompete Period, for the remainder of the Noncompete Period, an amount equal to the annual fee payable to Mr. Bready at the date of such termination.

     If it is determined that any benefit provided by the Company to Mr. Bready will be subject to the excise tax imposed by Section 4999 of the Code, the Company will make an additional lump-sum payment to Mr. Bready sufficient, after giving effect to all federal, state and other taxes and charges with respect to such payment, to make Mr. Bready whole for all taxes imposed under or as a result of Section 4999. The Company agrees to pay all costs and expenses incurred by Mr. Bready in connection with the enforcement of the 1998 Employment Agreement and will indemnify and hold him harmless from and against any damages, liabilities and expenses (including without limitation fees and expenses of counsel) incurred by Mr. Bready in connection with any litigation or threatened litigation, including any regulatory proceedings, arising out of the making, performance or enforcement of the 1998 Employment Agreement or termination of the employment period.

     The Company has established a severance plan for certain of its executive officers, including Messrs. Donnelly, Hall and Harris. The plan provides that, in consideration of each such employee's agreement not to voluntarily terminate his employment, if there is an attempted Change in Control (as that term is defined in the plan) of the Company, such employee would be entitled to an immediate payment equal to 20% of such employee's basic annual salary and, if such employee is terminated within the 24-month period following such Change in Control (including termination by reason of a material adverse change in the terms of employment as provided in the plan), such employee would be entitled to severance pay for a period of 24 months following such termination at a rate equal to his base salary plus bonus or incentive compensation (at the highest rate in the previous three years) and to continued medical, life insurance and other benefits for such 24-month period (or payment of an amount equal to the cost of providing such benefits).

     The Nortek, Inc. Supplemental Executive Retirement Plan provides that, upon a Change in Control (as defined in the plan), each of the participants in the plan will be entitled to receive a lump sum payment equal to the actuarially determined present value of the benefits payable under the plan calculated at the time of such Change in Control as though retirement had commenced on such date without reduction for early retirement. If such lump sum payments are subject to the excise tax imposed by Section 4999 of the Code, the Company will make a "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive is the same as if such excise tax had not applied.

     In the event of a "change of control", as defined in the Company's 1999 Equity and Cash Incentive Plan, Messrs. Bready, Hall, Harris and Donnelly may be entitled to payments pursuant to an award thereunder based on the price paid for the Company's stock as compared with certain benchmarks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Insurance Commissions Payable to Director. J. Peter Lyons, a director, is an executive officer and 50% owner of L&M Insurance Agency, Inc. which received a total of $53,822.46 from the Company in 2000, which includes commissions on insurance premiums paid by the Company and fees for services rendered on insurance-based compensation matters.

INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Bready, President and Chief Executive Officer of the Company, is Chairman of the Board of Directors. Mr. Harris, Vice President and Treasurer of the Company, is also a director. As directors, they participate in Board deliberations regarding executive compensation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 2000, all filing requirements were timely satisfied, with the exception of a late report for William I. Kelly filed in connection with a stock option grant.

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following graph compares the yearly percentage change for the last five years in the cumulative total stockholder return of the Company's Common Stock against the cumulative total return of the Russell 2000 Index and a group of peer companies which are listed below.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                   AMONG NORTEK, INC., THE RUSSELL 2000 INDEX
                                AND A PEER GROUP

[GRAPHIC OMITTED]

                          DOLLARS
12/95       $100           $100         $100
12/96       $170           $116         $108
12/97       $226           $136         $145
12/98       $235           $139         $155
12/99       $238           $168         $140
12/00       $201           $147         $123
        NORTEK, INC.   RUSSELL 2000  PEER GROUP

* $100 INVESTED ON 12/31/95 IN STOCK OR INDEX-
INCLUDED REINVESTMENT OF DIVIDENTS.
FISCAL YEAR ENDING DECEMBER 31.

The peer group companies are:

         Armstrong World Industries, Inc.      The Stanley Works
         Masco Corporation                     Maytag Corporation
         York International Corp.              Fedders Corporation
                                               Whirlpool Corporation

     Morgan Products Ltd., formerly included in the peer group, was acquired by Anderson Corporation in 1999 and, since its shares are no longer publicly traded, has been eliminated from the peer group of companies.

                                 PROPOSAL NO. 2

               APPROVAL OF THE 2001 EQUITY AND CASH INCENTIVE PLAN

     On March 14, 2001, the Company's Board of Directors approved, subject to stockholder approval, the 2001 Equity and Cash Incentive Plan (the "2001 Incentive Plan"), and the issuance of 545,000 shares of the Company's Common Stock or Special Common Stock pursuant to awards thereunder.

     The purpose of the 2001 Incentive Plan is to advance the interests of the Company and its subsidiaries by enhancing their ability to attract and retain employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries, and to reward participants for such contributions through ownership of shares of the Company's Common Stock or Special Common Stock (together, the "Stock") and cash incentives. The Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of options, stock appreciation rights, restricted stock, unrestricted stock or deferred stock, or performance awards or combinations thereof, all as more fully described below.

GENERAL

     The 2001 Incentive Plan will be administered by a committee of the Board of Directors designated for such purpose consisting of at least two directors (the "Stock Option Committee"). During such times as the Company's Stock is registered under the Securities Exchange Act of 1934 (the "1934 Act"), all members of the Stock Option Committee will be "non-employee directors" within the meaning of Rule 16b-3 promulgated under the 1934 Act and "outside directors" within the meaning of Section 162 (m) (4) (C) (i) of the Code. Under the 2001 Incentive Plan, the Stock Option Committee may grant stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and performance awards (in cash or stock), or combinations thereof, and may waive the terms and conditions of any award. A total of 545,000 shares of Stock are reserved for issuance under the 2001 Incentive Plan. Awards under the 2001 Incentive Plan may also include provision for the payment of dividend equivalents with respect to shares subject to awards. Employees of the Company and its subsidiaries and other persons or entities who are in a position to make a significant contribution to the success of the Company are eligible to receive awards under the 2001 Incentive Plan.

     Section 162(m) of the Code places annual limitations on the deductibility by public companies of compensation in excess of $1,000,000 paid to each of the chief executive officer and the other four most highly compensated officers, unless, among other things, the compensation is performance-based. For compensation attributable to stock options and stock appreciation rights to qualify as performance-based, the plan under which they are granted must state a maximum number of shares with respect to which options and rights may be granted to an individual during a specified period and must be approved by the company's stockholders. To comply with these requirements, the 2001 Incentive Plan is being submitted for stockholder approval and provides that the maximum number of shares as to which awards may be granted to any participant in any one calendar year under the 2001 Incentive Plan is 300,000.

     Stock Options. The exercise price of an incentive stock option ("ISO") granted under the 2001 Incentive Plan or an option intended to qualify as performance-based compensation under Section 162(m) of the Code shall not be less than 100% of the fair market value of the Stock at the time of grant. The exercise price of a non-ISO granted under the 2001 Incentive Plan is determined by the Stock Option Committee. Options granted under the 2001 Incentive Plan will expire and terminate 10 years from the date of grant. The exercise price may be paid in cash or check acceptable to the Company. Subject to certain additional limitations, the Stock Option Committee may also permit the exercise price to be paid by tendering shares of Stock, by delivery to the Company an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or a combination of the foregoing.

     Stock Appreciation Rights ("SARs"). Stock appreciation rights may be granted either alone or in tandem with stock option grants. Each SAR entitles the holder upon exercise to receive an amount in cash or Stock or a combination thereof (such form to be determined by the Stock Option Committee) determined in whole or in part by reference to appreciation in the fair market value of a share of Stock. SARs may be based solely on appreciation in the fair market value of Stock or on a comparison of such appreciation with some other measure of market growth. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Stock Option Committee. If an SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa.

     Stock Awards; Deferred Stock. The 2001 Incentive Plan provides for awards of nontransferable shares of restricted Stock subject to forfeiture ("Restricted Stock"), as well as unrestricted shares of Stock. Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period and the satisfaction of any other conditions or restrictions established by the Stock Option Committee. Except as the Stock Option Committee may otherwise determine, if a participant dies or ceases to be an employee or ceases to continue the consulting or other similar relationship engaged in by such participant with the Company for any reason during the restricted period, the Company may purchase the shares of Restricted Stock for the amount paid by the participant for the Stock. Other awards under the 2001 Incentive Plan may also be settled with Restricted Stock. The 2001 Incentive Plan also provides for deferred grants entitling the recipient to receive shares of Stock in the future at such times and on such conditions as the Stock Option Committee may specify.

     Performance Awards. The 2001 Incentive Plan provides for performance awards entitling the recipient to receive cash or Stock following the attainment of performance goals determined by the Stock Option Committee. Performance conditions and provisions for deferred Stock may also be attached to other awards under the 2001 Incentive Plan. In the case of any performance award intended to qualify for the performance-based remuneration exception described in Section 162(m) of the Code (an "Exempt Award"), the Committee will establish in advance in writing specific performance goals that are based upon any one or more operational, result or event-specific goals, which will be based upon the following:

     o sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or any combination of the foregoing; or

     o acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like;
         reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a Change of Control (as defined in the 2001 Incentive Plan); or any combination of the foregoing.

     The maximum Exempt Award payable to an individual in respect of all performance goals for any year under the 2001 Incentive Plan cannot exceed $10,000,000. Payment of performance awards based upon a performance goal for calendar years 2007 and thereafter is conditioned upon reapproval by the Company's stockholders no later than the first meeting of stockholders in 2006.

     Termination. Except as otherwise provided by the Stock Option Committee, if a participant dies, options and SARs exercisable immediately prior to death may be exercised by the participant's executor, administrator or transferee during a period of one year following such death (or for the remainder of their original term, if less). In the case of termination for reason other than death, retirement or disability, options and SARs remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less). If termination is due to retirement or total disability, options and SARs remain exercisable for one year thereafter. Options and SARs not exercisable upon termination of service will terminate. Shares of Restricted Stock must be resold to the Company for the amount paid for the stock, and other awards terminate, except as otherwise provided.

     Upon a Change of Control (as defined in the 2001 Incentive Plan), options and SARs shall become fully exercisable, shares of Restricted Stock shall vest, and holders of Performance Awards shall be entitled to receive a cash payment equal to the full value of the cash component plus the fair market value of any stock included in the award. If, as part of or in connection with the Change of Control, there occurs a merger or consolidation in which the Company does not survive or is wholly acquired or there is a liquidation or dissolution of the Company, awards that are not disposed of in or prior to the transaction will terminate.

     Amendment. The Stock Option Committee may amend the 2001 Incentive Plan or any outstanding award at any time, provided that no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the 2001 Incentive Plan to continue to qualify for the award of ISOs under Section 422 of the Code or for the award of performance-based compensation under Section 162(m) of the Code.

NEW PLAN BENEFITS

     The future benefits or amounts that would be received under the 2001 Incentive Plan by the executive officers, the non-executive officer directors and the non-executive officer employees are discretionary and are therefore not determinable at this time.

FEDERAL TAX EFFECTS

     The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the 2001 Incentive Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2001 Incentive Plan, nor does it cover state, local or non-U.S. taxes.

     Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

     Nonstatutory ("Non-ISO") Options. In general, in the case of a Non-ISO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

     In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a non-ISO. ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

     Under the so-called "golden parachute" provisions of the Code, the vesting of accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the 2001 Incentive Plan, may be subject to an additional 20% federal tax (on the payment) and may be nondeductible to the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2001 EQUITY AND CASH INCENTIVE PLAN.

     Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR approval of the 2001 Incentive Plan, authorizing the adoption of the plan by the Company, with 545,000 shares of Common Stock and Special Common Stock reserved for issuance under the terms of the plan.

                                  AUDIT MATTERS

     The Board of Directors has selected Arthur Andersen LLP, auditors of the Company in 2000, to continue in that capacity for 2001. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. During fiscal 2000, the Company retained Arthur Andersen LLP to provide services in the following categories and amounts:

AUDIT FEES

     Arthur Andersen LLP incurred an aggregate of $1,600,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's quarterly reports on Form 10-Q during the fiscal year ended December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Arthur Andersen LLP did not perform any professional services for the Company and its affiliates for the fiscal year ended December 31, 2000 in connection with the design and implementation of financial information systems.

ALL OTHER FEES

     Arthur Andersen LLP billed the Company an aggregate of $1,831,000 in fees for other services rendered to the Company and its affiliates the for the fiscal year ended December 31, 2000, primarily related to the following:

     o Tax compliance and consulting;
     o Employee benefit plan audits; and
     o Acquisitions and divestitures.

     The Company's Audit Committee reviews summaries of the services provided by Arthur Andersen LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of Arthur Andersen LLP.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee serves as the representative of the Board for general oversight of the Company's financial accounting and reporting process, systems of internal control, audit process, and process for monitoring compliance with laws and regulations. The Company's management has primary responsibility for preparing the Company's financial statements and the Company's financial reporting process. The Company's independent public accountants, Arthur Andersen LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States.

     In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with management.

2. The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

4.   Based on the review and discussion referred to in paragraphs (1) through
     (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

By the Audit Committee:


         Phillip L. Cohen                        William I. Kelly

                              STOCKHOLDER PROPOSALS

     In order for any proposal that a stockholder intends to present at the 2002 Annual Meeting of Stockholders of the Company to be eligible for inclusion in the Company's proxy material for that meeting, it must be received by the Secretary of the Company at the Company's offices in Providence, Rhode Island, no later than November 28, 2001.

     In general, stockholder proposals intended to be presented at an annual meeting must be received by the Secretary of the Company at the Company's offices in Providence, Rhode Island not later than forty-five days before the month and day on which the Company first mailed its notice for the prior year's annual meeting, or by February 11, 2002 for consideration at the 2002 Annual Meeting of Stockholders of the Company. The requirements for submitting such proposals are set forth in the Company's By-laws.

                                    FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K. REQUESTS SHOULD BE SENT TO NORTEK, INC., 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903-2360.

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                                  OTHER MATTERS

     As of the date of this Proxy Statement, management of the Company knows of no business to be presented for consideration at the Annual Meeting of Stockholders other than as stated in the Notice of the Annual Meeting of Stockholders.

March 27, 2001



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                                   APPENDIX A

             NORTEK, INC. BOARD OF DIRECTORS AUDIT COMMITTEE CHARTER

     This Audit Committee Charter ("Charter") has been approved by the Board of Directors (the "Board") of Nortek, Inc. (the "Company") to govern the actions of its Audit Committee (the "Committee"). The Board in doing so considered the restrictions in Section 303.01(B)(3) of the New York Stock Exchange ("NYSE") Listed Company Manual and has made the determinations with respect to the members of the Committee as to independence, financial literacy and financial management expertise as are required by Section 303 and, by its appointment of successors to such members, shall have made such determinations as to such successors.

     The Committee shall consist of members of the Board meeting the independence and experience requirements of the NYSE, in such number as is required by the NYSE.

     The Committee is appointed by the Board to assist the Board in fulfilling its responsibility with respect to the published financial reports of the Company. The Committee is to assist the Board:

     1. in its oversight of the Company's accounting and financial reporting principles and policies and internal controls and procedures that could affect the Company's financial statements;

     2. in its oversight of the Company's financial statements and the independent audit thereof;

     3. in selecting, evaluating and, where deemed appropriate, replacing the auditors;


     4.  in evaluating the independence of the auditors; and

     5. in providing an avenue of communication between the auditors and the Board.


     The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal audit department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The auditors are responsible for planning and conducting audits and reviews in accordance with generally accepted standards, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q.

     The function of the Committee is oversight. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and may not be accountants or auditors by profession or experts in the fields of accounting or auditing. It is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditors or to assure compliance with laws and regulations or the Company's internal procedures. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from, and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be reported to the Board).

     The outside auditors for the Company are ultimately accountable to the Board (as assisted by the Committee). The Board, with the assistance of the Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors.

     The outside auditors shall be required to submit to the Committee annually formal written statements delineating all relationships between the outside auditors and the Company, addressing the matters set forth in Independence

                                       21
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Standards Board Standard No. 1. The Committee shall discuss such statements with the outside auditors and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the outside auditors.

     The Committee shall meet twice annually, or more frequently if circumstances dictate. Its proceedings shall include review of the planning for and the scope of, the annual audit of the Company's financial statements and of the results of the annual audit process. Its proceedings shall also include meeting separately, if deemed necessary, annually with management and the outside auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately.

     The Committee shall make reports to the Board as required including preparing a report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     The Committee shall have the authority to retain consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Committee has reviewed and assessed the adequacy of this Charter and shall annually review and reassess its adequacy.

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